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                                                                    EXHIBIT 99.1


LUMENON ANNOUNCES MR. GILLES MARCOTTE AS NEW CHAIRMAN AND MR. GARY MOSKOVITZ AS NEW PRESIDENT AND CEO

May 04, 2001

The Board of Directors of Lumenon Innovative Lightwave Technology, Inc. (NASDAQ
NM: LUMM), an emerging leader in the design and manufacturing of high-performance optical devices for the global telecommunications, data communications and cable markets, announced today that Dr. Iraj Najafi is stepping down as President, CEO, and Chairman of the Board effective immediately. "Dr. Najafi has established an important foundation on which we can continue to build a future for integrated optics. In accepting Dr. Najafi's resignation we acknowledge and are very grateful for his vision, leadership and energy," said Dr. Mark Andrews, Lumenon's Board member, CTO, and co-founder.

The Board is pleased to announce the appointment of Mr. Gilles Marcotte as the new Chairman of the Board. Mr. Gary Moskovitz has been selected as the Company's new President and CEO.

Mr. Gilles Marcotte has a MSc. degree in Commerce and is a Fellow Chartered Accountant. He has been a partner at KPMG and its predecessor firms since 1979 and retired in 1998. Mr. Marcotte was appointed to Lumenon's Board on March 30, 2000. "The current optical marketplace is challenging and unsettled. In making these changes the board believes Lumenon will be better positioned to navigate through these times", said Mr. Marcotte. "We are particularly excited about the arrival of Mr. Moskovitz as President and Chief Executive Officer. His business acumen and strong leadership skills will help to ensure Lumenon continues to build successfully on the technology vision of Dr. Najafi and Dr. Andrews," he concluded.

Before joining Lumenon, Mr. Moskovitz was President and Chief Executive Officer of Helisys, Inc., (Carson, California) one of the pioneering companies in the rapid prototyping systems industry. Prior to Helisys, Mr. Moskovitz held various CEO and senior executive positions with a number of successful U.S.- based, IT companies, including Quintar, Personafile Inc, Genesis Electronics, Westec Security, Bell & Howell Inc., Xerox, Mattel Electronics, and RCA Corporation. Mr. Moskovitz holds a Bachelor of Science degree in Electrical Engineering from Carnegie Mellon University and a Master of Business Administration degree from the University of Pittsburgh.

"As a start-up in a volatile market Lumenon has a tough road ahead. But it is clear the company has the materials science and manufacturing competence to succeed in the optical components industry." says Mr. Moskovitz. "My immediate focus is to review the company's business plan in light of the recent market down-turn, and to ensure we are on track for long-term growth to maximize shareholder value". Mr. Moskovitz assumes his new duties effective immediately.


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About Lumenon Innovative Lightwave Technology, Inc.:

Lumenon Innovative Lightwave Technology, Inc. designs, develops and builds integrated optics devices in the form of compact hybrid glass circuits on silicon chips. These photonic devices - based upon Lumenon's breakthrough hybrid glass technology and patented PHASIC(TM) process - offer communications providers the ability to dramatically boost bandwidth in fiber optic cabling, the pipeline for today's burgeoning telecom, datacom and CATV industries.

For more information about Lumenon Innovative Lightwave Technology, Inc., visit the Company's Web site at http://www.lumenon.com. Or contact Kirk Petersen, Communications Manager at 514.331.3738 ext 6430 - kirk.petersen@lumenon.com. This press release contains certain "forward-looking" statements, as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations as a result of various important factors, including those discussed in the Company's Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 2000, which is on file with the Securities and Exchange Commission. NO REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE CONTENT OF THIS RELEASE.